EMPLOYMENT AGREEMENT

AGREEMENT, dated as of September 19, 2007, between ODYNE CORPORATION, a Delaware corporation (the “Company”), and ALAN TANNENBAUM (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth; and

WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.  APPOINTMENT AND TERM

Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period commencing on the date hereof (the “Commencement Date”) and ending on the first anniversary (the “Expiration Date”) of the initial closing of the Company’s pending private placement of up to $3,500,000 of 10% senior secured convertible debentures and warrants to purchase common stock (the “Private Placement”), unless the parties mutually agree in writing upon a later date. The term of Executive’s employment hereunder may be extended for additional terms of one year each provided that the Company gives Executive at least 30 days’ prior written notice of its election to extend the term of Executive’s employment and Executive agrees in writing to such extension.

2.  DUTIES

(a)  During the term of this Agreement, the Executive shall hold the position of Chief Executive Officer and shall, unless prevented by incapacity, devote all of his business time, attention and ability during normal corporate office business hours to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in him by the Board of Directors of the Company (the “Board”), such duties to be consistent with his position. The Executive shall obey the lawful directions of the Board and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(b)  The Company shall cause the Executive to be nominated for election to the Board for so long as the Executive remains the Company’s Chief Executive Officer.

(c)  The Executive shall not during his term of employment (except as a representative of the Company or with the consent in writing of the Board) be directly or indirectly engaged or concerned or interested in any other business activity, except for the Executive’s interest in Ergowerx International, a developer of an ergonomic keyboard, or through the Executive’s ownership of an interest of not more than 2% in any entity (or except such as does not (i) require a significant time commitment by the Executive or (ii) impair the ability of the Executive to discharge his duties hereunder).

(d)  Notwithstanding the foregoing provisions, the Executive shall not be prohibited from serving in various leadership capacities in civic, charitable and professional organizations. The Executive recognizes that his primary and paramount responsibility is to the Company. In addition, with the Board’s approval, the Executive shall be free to serve as a Director of a non-competing corporation.

(e)  The Executive shall be based in the Company’s offices located in Suffolk County, New York, except for required travel on the Company's business.

3.  REMUNERATION

(a)  Salary. As compensation for his services pursuant hereto, starting on January 1, 2008, the Executive shall be paid a base salary during the first year of his employment hereunder at the annual rate set forth in Exhibit A. Such salary shall be increased for any renewal term on each anniversary of the Commencement Date by an amount equal to 5% of such salary for the preceding one year period. This amount shall be payable in equal periodic installments in accordance with the usual payroll practices of the Company.

(b)  Participation in Company Plans. Executive shall be entitled, during the term of his employment hereunder, to participate in such of the Company’s incentive compensation plans and programs as may from time to time be provided by Company for its executive officers at such level as shall be determined by Company’s Compensation Committee or Board of Directors, as appropriate.

(c)  Stock Options.

(i)  The Executive shall be entitled to receive stock options (the “Stock Options”) to purchase (A) 300,000 shares of Common Stock, par value $.001 per share, of the Company (the “Common Stock”) at an exercise price equal to the closing price of the Common Stock, as reported by the OTC Bulletin Board, on the date of the initial closing of the Private Placement, which options shall be granted on the Commencement Date and pursuant to the Company’s 2006 Equity Incentive Plan, (B) 2,400,000 shares of Common Stock at an exercise price equal to the average closing price of the Common Stock, as reported by the OTC Bulletin Board, for the 30 trading days on and prior to the date of the initial closing of the Private Placement, which options shall be granted on the Commencement Date, but subject to the terms of a newly-created incentive compensation plan to be adopted by the Company’s stockholders (as to which the Company’s current executive officers have agreed to vote their respective shares of Common Stock in favor of), and (C) 300,000 shares of Common Stock at an exercise price equal to the closing price of the Common Stock, as reported by the OTC Bulletin Board, on January 2, 2008, which options shall be granted on January 2, 2008, and pursuant to the Company’s 2006 Equity Incentive Plan. Each Stock Option shall vest in three equal installments on the second, third and fourth annual anniversaries of the grant date, and shall be issued pursuant to a customary stock option agreement, which the Executive and the Company shall enter into on or reasonably promptly following the respective grant date.

(ii)  In the event of termination of employment (A) by the Executive without Good Reason (as defined in Section 7(b)(iv)), on or prior to the second anniversary of the Commencement Date or (B) pursuant to Section 7(a)(i)(A), all Stock Options not theretofore exercisable will lapse and be forfeited. In the event the Executive’s employment is terminated for any other reason on or prior to the second anniversary of the Commencement Date, all Stock Options not theretofore exercisable will thereupon become exercisable. Except as otherwise provided in the following paragraph, each Stock Option will expire ten years after it is granted.

(iii)  In the event of the termination of the employment of the Executive, all unexercised and exercisable stock options granted to him hereunder must be exercised by him, or his estate (or heir(s)), as the case may be, (A) within 12 months of the date of termination, if the termination is due to disability, as defined in Section 7(a)(i)(B), (B) in the event of death of the Executive, within 12 months of the date of termination, as defined in Section 7(a)(i)(C), if the termination is due to death or within three months of the date of termination if the termination is for any other reason; provided, however, that in the event the Executive’s employment is terminated for Cause, all unvested stock options granted to him hereunder become null and void immediately upon termination. Any vested options must be exercised within three months of the date of termination.

(d)  Other Benefits. Notwithstanding anything to the contrary herein contained, nothing shall prevent the Board of Directors of the Corporation following the recommendations of the Compensation Committee from prospectively increasing the salary or other remuneration of the Executive during the period of employment hereunder.

(e)  No Additional Compensation. Except as provided above, in Exhibit A and in Sections 4 and 6 hereof, the Executive shall not be entitled to receive any additional compensation, remuneration or other payments from the Company.

4.  HEALTH INSURANCE AND OTHER FRINGE BENEFITS

The Executive shall be entitled to participate in regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to, medical, hospitalization, dental and disability insurance, life insurance and 401(k) plan that are substantially consistent with the programs of the Company in effect prior to the Commencement Date.

5.  VACATION

The Executive shall be entitled to four weeks of vacation (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company. Vacation not taken during a calendar year may not be carried forward.

6.  REIMBURSEMENT FOR EXPENSES

The Executive shall be reimbursed for reasonable documented business expenses incurred in connection with the business of the Company in accordance with practices and policies established by the Company.

7.  TERMINATION

(a)  For Cause, Disability or Death.

(i)  The Company may terminate Executive’s employment hereunder:

(A)  Upon written notice to the Executive by the Company at any time terminating the Executive for Cause (as such term is defined below).

(B)  In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of him hereunder for a period of more than 60 consecutive days, or for more than a total of 90 non-consecutive days in the aggregate during any period of twelve (12) consecutive calendar months, on the 61st consecutive day, or the 91st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 7(a)(i)(B), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing in the New York, New York area selected by the Board, and reasonably acceptable to the Executive.

(C)  In the event the Executive dies while employed pursuant hereto.

(ii)  In the event Executive’s employment hereunder is terminated pursuant to this Section 7(a), the Company shall have no further obligation to make any further payments hereunder other than amounts that have been fully earned, but not yet paid to Executive.

(iii)  The term “Cause” shall mean termination as a result of (w) willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive related to or affecting the performance of his duties, (x) continuing and intentional breach, non-performance or non-observance of any of the terms or provisions of this Agreement, but only after notice by the Company of such breach, nonperformance or nonobservance and the failure of the Executive to cure such default as soon as practicable (but in any event within ten (10) days following written notice from the Company), (y) conduct which the Board in good faith determines could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, financial condition, personnel or prospects of the Company (within each category, taken as a whole), but only after notice by the Company of such conduct and the failure of the Executive to cease such conduct as soon as practicable (but in any event within ten (10) days following written notice from the Company), or (z) the Executive's conviction of a felony, any crime involving moral turpitude (including, without limitation, sexual harassment) related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company.

(b)  Termination without Cause or for Good Reason.

(i)  If the Executive's employment is terminated by the Company for any reason other than Cause or the disability or death of the Executive, or the Executive's employment is terminated by Executive for Good Reason (as such term is defined below):

(A)  The Company shall continue to pay Executive all of the compensation provided for in Sections 3 and 4 above (including the minimum increases provided therein) during the remainder of the then-current term of the Executive's employment; and

(B)  The Executive shall be entitled to continue to receive medical benefits coverage (as described in Section 4) at the Executive's expense, for the remainder of Executive's life.

(ii)  The obligations of the Executive pursuant to Section 9 hereof shall continue for so long as the Executive continues to receive payments due pursuant to this Section 7(b).

(iii)  Except for the provisions of this Section 7(b), the Company shall have no further obligation to the Executive hereunder.

(iv)  “Good Reason” shall mean the following:

(A)  material breach of the Company's obligations hereunder;

(B)  any decrease in the Executive's salary as increased during the term of the Executive’s employment (except for decreases that are in conjunction with decreases in the Executive salaries generally); or

(C)  or any reduction in the Executive's duties or authority inconsistent with the duties and authority of an the Executive officer of the Company.

(c)  Voluntary Termination. In the event the Executive's employment is voluntarily terminated by the Executive without Good Reason, the Company shall not be obligated to make any further payments to the Executive under this Agreement other than amounts fully earned but not yet paid as of the date of the Executive's termination.

(d)  Release. Notwithstanding the foregoing, Company shall not be obligated to make any payments under this Section 7 unless the Executive has executed and delivered to the Company a further agreement, to be prepared at the time of the Executive’s termination of employment, that shall provide (i) an unconditional release of all claims, charges, complaints and grievances, whether known or unknown to the Executive, against Company or any of its affiliates, through date of the Executive’s termination of employment; (ii) an undertaking to maintain the confidentiality of such agreement; and (iii) an undertaking to indemnify Company if the Executive breaches such agreement.

(e)  Notice of No Extension. In the event the Company chooses not to enter into any agreement or amendment extending the Executive's employment beyond the Expiration Date, the Company agrees to provide the Executive at least six (6) months’ prior written notice of such determination (which notice may be given either before or after such Expiration Date, but if notice is given any later than six (6) months prior the Expiration Date, then the term of this Agreement shall be extended until the date which is six (6) months after the date such notice is given), during which time the Executive may seek alternative employment while still being employed by the Company.

(f) Notwithstanding anything to the contrary contained herein, the parties shall have the right to terminate this Agreement in the event the Company does not raise at least $500,000 in gross proceeds in the Private Placement by December 31, 2007.

8.  CONFIDENTIAL INFORMATION

(a)  The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive's employment hereunder) or use for his own account any secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned (the “Confidential Information”), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing. The term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or which is generally known in the alternative media business. The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.

(b)  The term Confidential Information as defined in Section 8(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.

(c)  In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 8 of this Agreement. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 8 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

9.  RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION

(a)  The Executive shall not, anywhere within the United States, during his full term of employment under Section 1 hereof and, (i) in the event the Executive’s employment is terminated for Cause or without Good Reason, for a period of one year thereafter or (ii) in the event Executive’s employment is terminated without Cause or for Good Reason, during the period during which Executive receives payments pursuant to Section 7(b) hereof and for 90 days thereafter, without the prior written consent of the Company, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, have an interest in or take part in, or render services to any person, firm, corporation or other business organization (other than the Company) engaged in a business which is competitive with all or part of the Business of the Company. The term “Business of the Company” shall mean any business then carried on by the Corporation or any of its subsidiaries.

(b)  The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, endeavor to entice away from the Company any person who is an employee of the Company.

(c)  The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, solicit or direct others to solicit, any of the Company's customers or prospective customers (including, but not limited to, those customers or prospective customers with whom the Executive had a business relationship during his term of employment) for any purpose or for any activity that is competitive with all or part of the Business of the Company.

(d)  It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. It is recognized by the Executive that the Company currently operates in, and may continue to expand its operations throughout, the geographical territories referred to in Section 9(a) above. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

10.  REMEDIES

(a)  Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive's services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

(b)  The covenants of Section 8 shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.

11.  COMPLIANCE WITH OTHER AGREEMENTS

The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

12.  WAIVERS

The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.  BINDING EFFECT; BENEFITS

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal respectives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

14.  NOTICES

All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address et forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a)	If to the Executive, to him at the address set forth in Exhibit A.

and

(b)	If to the Company, to it at:

Odyne Corporation
89 Cabot Court, Suite L
Hauppauge, NY 11788
Attention: President

with a copy to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue, 15th Floor
New York, NY 10166
Attention: Spencer G. Feldman, Esq.

15.  MISCELLANEOUS

(a)  This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed or extended except upon written amendment approved by the Board and the Executive and executed by a duly authorized officer of the Company and Executive. Company and Executive acknowledge that each are party to a Proprietary Information and Inventions Agreement dated as of an even date herewith and that the rights and obligations of each of Company and Executive under such agreement are in addition to, and not in substitution of, their respective rights and obligations hereunder.

(b)  The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals, handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

(c)  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d)  All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

(e)  Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 8, 9 and 10), shall be determined by final and binding arbitration in New York, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less than three (3) independent arbitrators appointed by the American Arbitration Association. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.

The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

D.B.	A.T.
For the Company	Executive

(f)  In no event shall Executive be required to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment after termination of his employment hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ODYNE CORPORATION

By:	/s/ Daniel Bartley
Daniel Bartley
Chief Financial Officer

EXECUTIVE

/s/ Alan Tannenbaum
___________________________________
Alan Tannenbaum